Exhibit 99.1

COTY TO EXPLORE DUAL LISTING ON PARIS STOCK EXCHANGE

•Coty to explore a dual listing on the Paris Stock Exchange
•Coty CEO, Sue Y. Nabi, enters new long-term equity program and employment agreement through 2030
•Coty will report its fiscal 2023 Q3 earnings on Tuesday 9th May

New York, May 5, 2023 – Coty Inc. (NYSE: COTY) one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, skin and body care, today announces that its board of directors (“Board”) has authorized the Company’s management to explore a listing on the Paris Stock Exchange (PAR). If the Company initiates a listing process, Coty Inc. would become a dual listed company on the New York Stock Exchange (NYSE) and on the Paris Stock Exchange (PAR), further strengthening Coty’s presence in Europe and providing an additional vehicle to reach untapped investors in the market. The structure aligns with Coty’s 100+year heritage in France and its substantial business footprint in Europe.

Under the leadership of Sue Y. Nabi, Coty has made significant progress against its strategic objectives since they were announced in November 2021, reclaiming the company’s status as a global beauty powerhouse. This progress is evidenced by 10 consecutive quarters of strong growth and results in line with or ahead of expectations; returning Coty’s heritage consumer beauty brands CoverGirl, Bourjois, Max Factor, and Rimmel, to growth; the highly successful launches of fragrances for Burberry, Hugo Boss, Marc Jacobs, Gucci, and Chloé; solidifying Coty’s position across the three core beauty categories by dramatically accelerating in skin care; and building momentum in China through the success of Gucci beauty, Burberry beauty and Lancaster. As a result of the effective implementation of this strategy, Coty is now financially stronger, with projected Free Cash Flow of over $400M in FY23 and on track to achieve leverage towards 3x exiting CY23. Recognition of this progress has been reflected in the quadrupling of Coty’s market capitalization since Sue Y. Nabi’s appointment in September 2020.

The Board is also pleased to announce the extension of its long-term partnership with Sue Y. Nabi, Coty’s Chief Executive Officer. Ms. Nabi’s renewed compensation agreement is anchored on a long-term equity program which runs through 2030. The agreement includes a significant portion of performance related shares alongside a performance related bonus, further aligning all stakeholders’ interests.

“Paris is the historic home of beauty, and the industry still holds a special attraction for investors there. The Board’s interest in exploring a potential listing on the Paris Stock Exchange has been made possible thanks to the progress Coty has made under Sue’s leadership”, said Peter Harf, Coty’s Chairman. “We have seen consistent growth over the last 10 quarters, in line with or ahead of market expectations, underpinned by targeted investment, disciplined cost controls and a clear debt reduction program. The strength of this performance is testament to Sue’s reputation as one of the beauty industry’s most innovative and talented figures, and the leadership team she has built at Coty.”

Sue Y. Nabi added, “As a long-term shareholder in the company, I am grateful to the Board for their continued support and trust, and delighted to have the opportunity of leading Coty through this next chapter of growth and value creation. We are committed to driving sustainable innovation across fragrance, color cosmetics and skincare as we rise to meet the consumer needs of the future, while simultaneously campaigning to change outdated definitions of beauty through the #undefinebeauty campaign.”

Coty will report its fiscal 2023 Q3 earnings on Tuesday 9th May. Participants can register for the management’s presentation at https://investors.coty.com/ which will be followed by Q&A.

About Coty Inc.

Founded in Paris in 1904, Coty is one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass market products in more than 130 countries and territories. Coty and our brands empower people to express themselves freely, creating their own visions of beauty; and we are committed to making a positive impact on the planet. Learn more at coty.com or on LinkedIn and Instagram.

Cautionary Note Regarding Forward-looking Statements
The statements contained in this press release include certain “forward-looking statements” within the meaning of the securities laws. These forward-looking statements reflect Coty’s current views with respect to, among other things, its outlook, expected guidance, trends and strategic information. These forward-looking statements are generally identified by words or phrases, such as “anticipate,” “are going to,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “should,” “outlook,” “continue,” “target,” “aim,” “potential” and similar words or phrases. These statements are based on certain assumptions and estimates that Coty considers reasonable and are not guarantees of Coty’s future performance, but are subject to a number of risks and uncertainties, many of which are beyond Coty’s control, which could cause actual events or results to differ materially from such statements, including the factors identified in “Risk Factors” included in Coty’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022 and its subsequent quarterly reports on Form 10-Q. All forward-looking statements made in this press release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this press release, and Coty does not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.
Coty provides guidance only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

For more information contact:
•Investor Relations
Olga Levinzon +1 212 389-7733
olga_levinzon@cotyinc.com

•Media
Antonia Werther +31 621 394495
Antonia_Werther@cotyinc.com